UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VOLTARI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	90-0933943
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

601 W. 26th Street, Suite 415 New York, NY 10001	10001
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: 333-183487

Securities to be registered pursuant to Section 12(g) of the Act:

Warrants to purchase common stock

EXPLANATORY NOTE

On October 11, 2012, Motricity, Inc. (“Motricity”), the predecessor issuer to Voltari Corporation (the “Company”), issued warrants to purchase 10,149,824 shares of Motricity’s common stock, $0.001 par value per share, at a price of $0.65 per whole share of common stock of Motricity. On April 9, 2013, Motricity and the Company consummated a reorganization (the “reorganization”), whereby Motricity became the Company’s wholly-owned subsidiary, and the Company replaced Motricity as the publicly held corporation. For purposes of Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended, the Company is the successor issuer to Motricity. As a result of the reorganization, the warrants became exercisable for shares of the Company’s common stock, $0.001 par value per share (the “common stock”).

On April 23, 2013, the Company effected a one-for-ten reverse stock split of the outstanding shares of the common stock. As a result of the reverse stock split, and pursuant to the terms of the Warrant Agreement by and between the Company and American Stock Transfer and Trust Company, as Warrant Agent, dated as of October 11, 2012, ten (10) warrants must be exercised to purchase one (1) share of common stock, at a price of $6.50 per whole share. The Company is not required to issue fractions of shares of common stock upon exercise of the warrants. As of the date hereof, there are 10,149,824 warrants outstanding, and the aggregate number of shares of common stock that may be purchased upon exercise of the outstanding warrants is 1,014,982 shares of common stock, at a price of $6.50 per whole share.

Except as set forth above, all other terms of the warrants remain effective.

Item 1.	Description of Registrant’s Securities to be Registered

The warrants registered hereunder were originally registered on Motricity’s Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on October 12, 2012 (File No. 000-54836). A description of the warrants registered hereunder is set forth under the caption “Description of the Company’s Securities – Common Stock Warrants “ in the prospectus contained in Motricity’s Registration Statement on Form S-1 initially filed with the SEC on August 22, 2012 (File No. 333-183487), including all amendments thereto and any prospectuses or prospectus supplements filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Motricity Prospectus”), and the Company’s Registration Statement on Form S-4 initially filed with the SEC on February 11, 2013 (File No. 333-186564), including all amendments thereto and any prospectuses or prospectus supplements filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Company Prospectus” and collectively with the Motricity Prospectus, the “Prospectuses”). Such Prospectuses are incorporated herein by reference.

Item 2.	Exhibits

The following exhibits to this Registration Statement on Form 8-A are incorporated herein by reference as indicated below:

	Documents	Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Filed by

3.1	Amended and Restated Certificate of Incorporation of Voltari Corporation	S-4	02/11/2013	Voltari

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Voltari Corporation	8-K	04/23/2013	Voltari

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Voltari Corporation	8-K	09/12/2014	Voltari

3.4	Amended and Restated Bylaws of Voltari Corporation	S-4	02/11/2013	Voltari

4.1	Specimen Stock Certificate for Voltari Corporation Common Stock	S-4	02/11/2013	Voltari

4.2	Form of Warrant for Voltari Corporation	S-4	02/11/2013	Voltari

4.3	Warrant Agreement by and between Motricity, Inc. and American Stock Transfer & Trust Company, dated October 11, 2012	8-K	10/12/2012	Motricity

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 10, 2015

VOLTARI CORPORATION

By:	/s/ Richard Sadowsky
Name:	Richard Sadowsky
Title:	Acting Chief Executive Officer